SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 27, 2016

VARIAN MEDICAL SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7598	94-2359345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Hansen Way, Palo Alto, CA	94304-1030
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(650) 493-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 27, 2016, Varian Medical Systems International AG (“Varian International”), an indirect wholly-owned subsidiary of Varian Medical Systems, Inc. (“Varian”), assigned to Deutsche Bank AG, London Branch (“Deutsche”) its entire $72,975,000 “Senior First Lien Loan” commitment issued to MM Proton I (“MMI”), as borrower, under two loan agreements providing financing for the New York Proton Center in New York, New York.

The assignments were made pursuant to the following agreements, which represent material definitive agreements of Varian for purposes of Item 1.01: (1) an Assignment and Assumption dated June 27, 2016, between Varian International, Deutsche and JPMorgan Chase Bank, N.A. (“JPM”), as administrative agent, pursuant to which Varian International assigned to Deutsche all of its rights and obligations related to a $45,674,288.00 Senior First Lien Loan commitment under that certain Loan and Security Agreement (Building Loan) dated July 15, 2015 among MMI, as borrower, and JPM, Varian International and an affiliate of The Goldman Sachs Group, Inc. (“GS”), as lenders; and (2) an Assignment and Assumption dated June 27, 2016, between Varian International, Deutsche and JPM, as administrative agent, pursuant to which Varian International assigned all of its rights and obligations related to a $27,300,712.00 Senior First Lien Loan commitment under that certain Loan and Security Agreement (Project Loan) dated July 15, 2015 among MMI, as borrower, JPM, Varian International and GS, as lenders. As of the date of the assignments, approximately $10.5 million in aggregate principal amount of Varian International’s Senior First Lien Loan commitments had been funded under both loan agreements. Total consideration paid by Deutsche to Varian International in consideration for the assignments was approximately $8.3 million in cash, representing the funded portion of Varian International’s Senior First Lien Loan commitments plus accrued interest thereon, less a discount equal to 3% of Varian International’s total Senior First Lien Loan commitments (funded and unfunded).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Varian Medical Systems, Inc.

By:	/s/ John W. Kuo
Name:	John W. Kuo
Title:	Senior Vice President, General Counsel and Corporate Secretary

Dated: June 28, 2016